Exhibit 99.1
FOR IMMEDIATE RELEASE
LHC GROUP TO ACQUIRE KENTUCKY-BASED ASSETS OF LIFELINE HOME HEALTH CARE
17 Locations Covering 29 Counties in Certificate of Need State of Kentucky
LAFAYETTE, LA, June 20, 2006 — LHC Group, Inc. (NASDAQ: LHCG), a provider of post-acute healthcare services primarily in rural markets in the southern United States, announced today that it has agreed to purchase the Kentucky-based assets of Lifeline Home Health Care, a privately-held company based in Somerset, Kentucky, a Certificate of Need (CON) State. The transaction does not include Lifeline’s operations that are located outside of Kentucky. Upon completion, this acquisition will be the largest one that LHC Group has affected in its history.
The acquisition involves an approximate total patient census of 2,400 as well as approximately 350 Lifeline employees. Along with the purchased assets, LHC Group will now have 17 locations in 29 Kentucky counties with a population of over 750,000 people. The cash purchase is valued at $15 Million. In 2005, Lifeline reported Kentucky-based revenue of approximately $23 Million, which is subject to final verification in connection with our pre-closing due diligence. The transaction is expected to close by July 31, pending regulatory clearance and satisfaction of customary closing conditions.
Keith Myers, President and CEO of LHC Group, said, “We are especially happy to announce this acquisition because Lifeline Home Health Care resembles LHC Group in its operations and founding philosophy. James T. Wilson co-founded Lifeline with three employees back in 1984, very much like we started LHC Group.”
Myers also said, “Because J. T. Wilson has this depth of experience, I am very pleased that he has agreed to remain with us in a business development capacity. The knowledge he has acquired in the last 20 years will certainly prove invaluable as we continue to expand LHC Group’s market presence in Kentucky. Because Lifeline has established such a strong brand in the regions it serves, we will continue to use the Lifeline name in these areas.”
J. T. Wilson, CEO and Chairman of Lifeline, stated, “I am very proud of what Lifeline has accomplished in the last 20 years, and this transaction will help ensure that we can continue to operate on behalf of our patients, providing them with the quality home health care that they have come to expect from our clinical staff. Keith calls the LHC Group a family, and that is exactly the kind of operation we have built at Lifeline. When planning the future of Lifeline, I wanted to make sure that the members of our business family were going to be taken care of. LHC Group’s motto ‘It’s all about helping people’ is just another way of stating ours ‘Your quality of life is our line of business.’ I believe this transaction will secure a very bright future for the Lifeline family for many years to come.”

-more-
Myers said, “Lifeline’s administration and caregivers began with a mission to keep people at home together with their family as long as medically safe by providing the highest quality, compassionate care . . . as if every patient were their own family member. For 20 years, this has been the cornerstone of their success and Lifeline will continue to uphold this very mission throughout the years to come. The only difference is that they are now also part of the LHC Group family, and I want to extend a warm welcome to each of them.”
About LHC Group, Inc.
LHC Group is a provider of post-acute healthcare services primarily in rural markets in the southern United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.
Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions. (Update statement based on this acquisition). Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s Form 10Q for the quarter ended March 31, 2006 filed with the Securities and Exchange Commission.
#####